Exhibit 26(n):  Consent of Independent Registered Public Accounting Firm

Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts” and “Financial Statements” in Post-Effective Amendment No. 9 to the Registration Statement (Form N-6, No. 333-143973) of Security Life Separate Account L1 of Security Life of Denver Insurance Company, and to the incorporation by reference of our reports dated (a) April 4, 2014, with respect to the statutory basis financial statements of Security Life of Denver Insurance Company and (b) April 9, 2014, with respect to the financial statements of Security Life Separate Account L1 of Security Life of Denver Insurance Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
December 12, 2014